Exhibit 10.19C

Therapeutic Genomics, Inc.

Amendment No. 2 to Series A Convertible Preferred Stock Purchase Agreement

     Agreement of Amendment dated as of June 1, 2000 by and between Therapeutic Genomics, Inc., a Delaware corporation (the “Company”) and those entities listed on Schedule I hereto (the “Consenting Purchasers”).

     Whereas, pursuant to a certain Series A Convertible Preferred Stock Purchase Agreement dated as of December 28, 1999 between the Company and the Consenting Purchasers (as amended by Amendment No. 1 thereto dated as of March 1, 2000, the “Agreement”), the Company issued and sold to the Consenting Purchasers shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”); and

     Whereas, the Company and the Consenting Purchasers desire to amend the Agreement to authorize the Company to issue and sell shares of Preferred Stock to additional investors; and

     Whereas, the Consenting Purchasers hold, in the aggregate, a sufficient number of shares of Preferred Stock to effect an amendment to the Agreement;

     Now, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Agreement is hereby amended as follows:

     1. The second paragraph of the Agreement is amended and restated to read in its entirety as follows:

“Whereas, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase on the terms and subject to the conditions set forth in this Agreement, an aggregate of up to 6,000,000 shares (the “Preferred Shares”) of the authorized but unissued Series A Convertible Preferred Stock, $0.01 par value, of the Company (the “Preferred Stock”);”

     2. Section 1.02(b) of the Agreement is amended and restated to read in its entirety as follows:

     “(b) If less than all of the authorized number of Preferred Shares are sold at the Initial Closing, the Company may in its sole discretion, at a one or more additional closings to take place at the offices of Peabody & Arnold, 50 Rowes Wharf, Boston, Massachusetts, on or before July 31, 2000 (each such closing, together with the Initial Closing, being called a “Closing” and such date and time, together with the Initial Closing Date, being called a “Closing Date”) issue and sell to those Purchasers who elect to purchase additional Preferred Shares and/or one or more additional Purchasers who elect to become parties to this Agreement, by executing a counterpart hereof and causing Schedule I to be amended appropriately, any or all of the Preferred Shares not purchased at the Initial Closing.”

     In all other respects the Agreement shall remain in full force and effect without amendment or alteration.

     In Witness Whereof, the Company and the Consenting Purchasers have executed this Agreement of Amendment as of the date first above written.

Therapeutic Genomics, Inc.

By:	/s/ Kenneth C. Carter, Ph.D.

President

Oxford Bioscience Partners iii l.p.
By: OBP Management iii l.p.

By:	Alan G. Walton

General Partner

Oxford Bioscience Partners (Adjunct) iii l.p.
By: OBP Management (Adjunct) iii l.p.

By:	Alan G. Walton

General Partner

Oxford Bioscience Partners (Bermuda) iii limited partnership
By: OBP Management (Bermuda) iii limited partnership

By:	Alan G. Walton

General Partner

GIMV n.v.

By:	Patrick Van Beneden

Title:

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